UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 21, 2020
YEXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38056	20-8059722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
61 Ninth Avenue
New York, NY 10011
(Address of principal executive offices, including zip code)
(212) 994-3900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	YEXT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                     Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2020, the board of directors (the “Board”) of Yext, Inc. (the “Company”) approved an increase in the number of authorized directors from eight to nine and elected Hillary Smith as a Class II member of the Board to fill the vacancy. Ms. Smith’s term will expire at the 2022 annual meeting of stockholders. The Board has also determined Ms. Smith will be serving on the Compensation Committee of the Board.

Hillary Smith has served as an operating partner at Craft Ventures since September 2019 and also serves as a consultant to various technology companies. Previously, Ms. Smith served as general counsel at a number of public and private technologies companies most recently Square, Inc., from December 2016 to March 2018. From July 2015 to October 2016, Ms. Smith served as general counsel and corporate secretary for Zenefits, and from May 2010 to June 2015, she served as general counsel to SuccessFactors, Inc. Ms. Smith has served on the Board of Directors at Elevate Services, Inc., a private company that offers consulting, technology, and services to law departments and law firms, since November 2018 and also serves on the advisory boards of other technology companies and non-profits. Ms. Smith holds a B.A. in History from Montana State University-Bozeman and a J.D. from Cornell Law School.

Ms. Smith is eligible to receive compensation as outlined in the Company’s outside director compensation policy described in the Company’s proxy statement dated April 23, 2020. Pursuant to this policy, the Company’s outside directors are eligible to receive an annual cash retainer based on their general service on the Board and additional cash retainers for participation or serving as chairperson of certain committees of the Board. Under the policy, a non-employee director can elect to receive such cash compensation in the form of equity awards. The Company’s outside directors are also eligible to receive equity awards under the Company’s 2016 Equity Incentive Plan (the “Plan”).

In connection with her election to the Board, Ms. Smith has been awarded an initial grant of restricted stock units having a value, as defined under the policy, of $300,000 at the time of grant under the Plan, or 18,007 restricted stock units. This award will vest in approximately equal installments annually over a three-year period, subject to continued service through each vesting date. The Company’s outside directors are also entitled to an annual grant of restricted stock or restricted stock units having a value, as defined under the policy, of $150,000 at the time of grant, provided the non-employee director has served on the Company’s Board of Directors for at least the preceding six months. This annual award will vest as to 100% of the shares on the one-year anniversary of the date of grant or upon a change of control. The Board has discretion to accelerate or modify such vesting schedule. Finally, the Company reimburses its non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

In connection with her election, Ms. Smith entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YEXT, INC.

By:	/s/ Ho Shin
Ho Shin EVP & General Counsel

Date: October 22, 2020